Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233403

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed.

SUBJECT TO COMPLETION, DATED MARCH 2, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 22, 2019)

$	$
% Senior Notes due , 20	% Senior Notes due , 20

We are offering $        million of our     % Senior Notes due             , 20     (the “20     senior notes”) and $         million of our     % Senior Notes due             , 20     (the “20     senior notes,” and together with the 20     senior notes, the “senior notes”). We will pay interest on the senior notes semi-annually in arrears on                  and                  of each year. The first interest payment on the senior notes will be made on             , 2021. We may redeem the senior notes of either series, in whole or in part, at any time prior to maturity, at the applicable redemption prices described in this prospectus supplement. The senior notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The senior notes will be our direct unsecured general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt.

Investing in the senior notes involves risks. See “Risk Factors” on page S-1 of this prospectus supplement to read about factors you should consider before buying the senior notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per 20 senior note		Total	Per 20 senior note		Total
Price to Public (1)		%	$		%	$
Underwriting Discount		%	$		%	$
Proceeds to Entergy Corporation (before expenses)		%	$		%	$

(1)	The prices to public will also include any interest that has accrued on the senior notes since their issue date if delivered after that date.

The underwriters expect to deliver the senior notes to purchasers on or about March     , 2021 through the book-entry facilities of The Depository Trust Company in New York, New York for the accounts of its participants, including Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme, Luxembourg.

Joint Bookrunning Managers

BofA Securities	Citigroup	Goldman Sachs & Co. LLC

J.P. Morgan		Morgan Stanley

Barclays	MUFG	Scotiabank	US Bancorp	Wells Fargo Securities

March     , 2021

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer or sale of the senior notes in any jurisdiction where the offer or sale is not permitted. In this prospectus supplement, “Entergy,” “we,” “us” and “our” refer to Entergy Corporation and, unless the context otherwise indicates, do not include our subsidiaries or affiliates.

Prospectus Supplement

Prospectus

RISK FACTORS

Investing in the senior notes involves certain risks. In considering whether to purchase the senior notes, you should carefully consider the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors and the information under the headings “Risk Factors Summary” and “Risk Factors,” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Factors Relating to the Senior Notes

The senior notes will be effectively subordinated to the debt and preferred securities of our subsidiaries.

Our ability to meet our financial obligations under the senior notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The senior notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the senior notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the senior notes would have any claims to those assets. The indenture under which we will issue the senior notes (referred to herein as the “indenture”) does not limit the amount of debt that may be issued by our subsidiaries, whether secured or unsecured. As of December 31, 2020, our subsidiaries had approximately $19.1 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

The provisions of the senior notes will not necessarily protect you in the event of a highly leveraged or change of control transaction.

The terms of the senior notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us or our subsidiaries, whether or not in connection with a change of control. The indenture does not limit the amount of unsecured debt we or our subsidiaries may issue and it does not limit the amount of secured debt that may be issued by our subsidiaries. As a result, we could enter into any such transaction even though the transaction could adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the senior notes. If we incur secured debt, to the extent permitted by the indenture, the senior notes will be effectively junior to such debt to the extent of the value of the collateral securing such debt. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the senior notes. The indenture does not contain provisions that permit the holders of the senior notes to require us to redeem or repurchase the senior notes in the event of a takeover, recapitalization or similar transaction.

An active trading market for the senior notes may not develop.

We cannot assure you that an active trading market for the senior notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their senior notes or the price at which holders of the senior notes will be able to sell their senior notes. Future trading prices of the senior notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our credit ratings and our performance. We do not intend to apply for listing of the senior notes on any securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the 2020 Form 10-K along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if the filings are made prior to the time that all of the senior notes are sold in this offering.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant General Counsel – Corporate and Securities

Entergy Services, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via email to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The selected financial information set forth below has been derived from our annual financial statements for the three-year period ended December 31, 2020, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from the 2020 Form 10-K. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Years Ended
	December 31,
	2020	2019	2018
	(in thousands)
Consolidated Income Statement Data:
Operating Revenues	$10,113,636	$10,878,673	$11,009,452
Operating Expenses	8,344,441	9,488,176	10,540,087
Other Income	301,615	440,347	63,712
Interest Expense	785,663	742,425	707,348
Income Taxes	(121,506)	(169,825)	(1,036,826)
Consolidated Net Income	1,406,653	1,258,244	862,555

	As of December 31, 2020
	Amount	Percent
	(dollars in thousands)
Consolidated Balance Sheet Data:
Common Shareholders’ Equity:
Common Stock	$2,700	0.0%
Paid-in Capital	6,549,923	18.6
Retained Earnings	9,897,182	28.1
Accumulated Other Comprehensive Loss	(449,207)	(1.2)
Less — Treasury Stock	5,074,456	14.4

Total Common Shareholders’ Equity	10,926,142	31.1
Subsidiaries’ Preferred Stock Without Sinking Fund	254,410	0.7
Currently Maturing Long-Term Debt (1)	1,164,015	3.3
Notes Payable and Commercial Paper (1)	1,627,489	4.6
Long-Term Debt (1)(2)	21,362,516	60.7
Unamortized Premium and Discount – Net and Debt Issuance Costs	(156,755)	(0.4)

Total Capitalization	$35,177,817	100.0%

(1)

We intend to use the net proceeds from the sale of the senior notes to repay a portion of our outstanding commercial paper (approximately $1.627 billion outstanding as of December 31, 2020 and included in “Notes Payable and Commercial Paper” above) and for general corporate purposes. As a result, this offering will not have a material effect on our capitalization. See “Use of Proceeds.”

(2)	Including approximately $175 million of securitization bonds that are non-recourse to our assets and revenues.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the senior notes will be approximately $         billion after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds we receive from the issuance and sale of the senior notes to repay a portion of our outstanding commercial paper and for general corporate purposes. At February 26, 2021, we had approximately $1.815 billion of commercial paper outstanding bearing interest at the weighted average interest rate of 0.34% per year. Pending their application, we may invest net proceeds in short-term, highly liquid, high rated money market instruments and/or the Entergy System money pool.

DESCRIPTION OF SENIOR NOTES

General

The indenture permits us to issue an unlimited amount of securities from time to time in one or more series. All securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional securities of such series. This means that we may from time to time, without the consent of the existing holders of the applicable series of senior notes, create and issue further securities having the same terms and conditions as the senior notes of such series in all respects, except for the issue date, the price to public and, if applicable, the initial interest payment on the senior notes of such series. Additional securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding securities of such series. As of December 31, 2020, we had $3.4 billion aggregate principal amount of securities outstanding under the indenture.

Interest, Maturity and Payment

20     Senior Notes

We are offering $         million aggregate principal amount of our     % Senior Notes due                 , 20    .

Interest on the 20     senior notes will:

•	be paid at the rate of % per annum;

•	be payable in U.S. dollars; and

•	be payable semi-annually in arrears on and of each year, commencing , 2021.

20     Senior Notes

We are offering $         million aggregate principal amount of our     % Senior Notes due                 , 20    .

Interest on the 20     senior notes will:

•	be paid at the rate of % per annum;

•	be payable in U.S. dollars; and

•	be payable semi-annually in arrears on and of each year, commencing, , 2021.

General

Interest on the senior notes of each series will:

•	be computed on the basis of a 360-day year consisting of twelve 30-day months and for any interest period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	originally accrue from, and include, the date of initial issuance of such series; and

•

be paid to the persons in whose names the senior notes of such series are registered at the close of business on the Business Day (as defined below) immediately preceding such interest payment date so long as all of the senior notes of such series remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date with respect to any senior notes of such series if any of the senior notes of such series do not remain in book-entry only form.

We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the senior notes of such series at the applicable rate then borne by the senior notes of such series to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

If an interest payment date, a redemption date or the maturity date falls on a day that is not a Business Day, then the payment of principal, premium, if any, or interest, as the case may be, due on that date need not be made on that date, but may be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, redemption date or maturity date, as the case may be, and no interest will accrue for the period after that date.

As long as the senior notes are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the senior notes to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the senior notes as described in the accompanying prospectus under the heading “Description of Senior Notes — Book-Entry Only Securities.”

Form and Denomination

The senior notes of each series will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each series of the senior notes will be represented by one or more global certificates without coupons registered in the name of a nominee of DTC.

Ranking

See “Description of Senior Notes — Ranking” in the accompanying prospectus for a description of the ranking of the senior notes. As of December 31, 2020, we had approximately $5.2 billion (including indebtedness due within one year) of indebtedness outstanding on our balance sheet that would have ranked equally with the senior notes being issued. As of December 31, 2020, our subsidiaries had approximately $19.1 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year) that would be structurally senior to the senior notes being issued. See “Use of Proceeds.”

Optional Redemption

General

At any time prior to             , 20    , in the case of the 20     senior notes (     months prior to the maturity date of the 20     senior notes), and             , 20    , in the case of the 20     senior notes (     months prior to the maturity date of the 20     senior notes) (as applicable to the related series of senior notes, the “Par Call Date”), we may redeem either the 20     senior notes or the 20     senior notes, in whole or in part, at our option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

•	100% of the principal amount of the senior notes of such series being redeemed, and

•

as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on the applicable Par Call Date of the principal amount of the senior notes of such series being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the senior notes of such series being redeemed to the applicable Par Call Date (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus         basis points, in the case of the 20     senior notes, and plus         basis points, in the case of the 20     senior notes,

plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date.

At any time on or after the applicable Par Call Date, we may redeem the related series of senior notes, in whole or in part, at our option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the senior notes of such series to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published at least weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the senior notes being redeemed (assuming, for this purpose, that the senior notes of such series matured on the applicable Par Call Date), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the senior notes being redeemed (assuming, for this purpose, that the senior notes of such series matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the senior notes being redeemed (assuming, for this purpose, that the senior notes of such series matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or, in each case, an affiliate thereof, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Limitation on Liens

So long as any senior notes of either series remain outstanding, we will not secure any Debt with a lien on any shares of the capital stock or other equity interests (including partnership interests or membership interests in a limited liability company) of any of our Significant Subsidiaries, which shares of capital stock or other equity interests we directly or indirectly own from the date of the indenture or thereafter, unless we equally and ratably secure all senior notes (or secure all senior notes on a priority basis). However, this restriction does not apply to or prevent:

(1) (i) liens upon capital stock or other equity interests acquired after the date of the indenture, directly or indirectly, by us to secure (A) the purchase price of such capital stock or other equity interests or (B) Debt incurred solely for the purpose of financing the acquisition of any such capital stock or other equity interests, (ii) liens existing on any such capital stock or other equity interests at the time of acquisition, and (iii) extensions, renewals or replacements of any of the foregoing, provided that in connection with clause (iii), the principal amount of Debt so secured shall be for the same or a lesser principal amount of the Debt secured by the lien and no such lien shall extend to or cover any capital stock or other equity interests other than the capital stock or other equity interests being acquired or to more than the same proportion of all shares of capital stock or other equity interests as was covered by the lien that was extended, renewed or replaced; or

(2) attachment, judgment or other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and (i) the claims secured by the lien are being actively contested in good faith by appropriate proceedings or (ii) payment of the claims is covered in full (subject to customary deductible amounts) by insurance maintained with responsible insurance companies.

Liens on any shares of the capital stock or other equity interests (including partnership interests or membership interests in a limited liability company) of any of our Significant Subsidiaries, other than liens described in (1) and (2) above, are referred to in this prospectus supplement as “restricted liens.” The foregoing limitations do not apply to the extent that we create any restricted liens to secure Debt that, together with all of our other Debt secured by restricted liens, does not at the time exceed 5% of our Consolidated Net Worth, as determined by us as of a month end not more than 90 days prior to the creation of the restricted lien. As of December 31, 2020, 5% of our Consolidated Net Worth (as defined for purposes of this covenant) was approximately $546 million.

For purposes of this covenant, the following terms shall be defined as follows:

“Consolidated Net Worth” means the sum of the capital stock, excluding treasury stock and capital stock subscribed for and unissued, and surplus, including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus, accounts of us and our subsidiaries appearing on a consolidated balance sheet of us and our subsidiaries prepared as of the date of determination in accordance with generally accepted accounting principles consistent with those applied in the preparation of our consolidated financial statements, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in the stock or other equity interests and surplus of subsidiaries.

“Debt,” with respect to any person, means (without duplication) all liabilities, obligations and indebtedness, contingent or otherwise, of such person:

(1) for borrowed money or evidenced by bonds, debentures, notes, or other similar instruments;

(2) to pay the deferred purchase price of property or services, other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due;

(3) as lessee under leases, which shall have been or should be, in accordance with generally accepted accounting principles, recorded as finance leases;

(4) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit, other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business; and

(5) to be liable for, or to pay for, as obligor, guarantor or otherwise, on the Debt of another person.

“Domestic Regulated Utility Subsidiary” means a direct or indirect domestic subsidiary of ours engaged in the generation, transmission or distribution of electricity or the transmission or distribution of natural gas that is regulated as to rates by the Federal Energy Regulatory Commission (the “FERC”) (or successor federal agency) or a state or local governmental body on a cost-of-service basis.

“lien” means, with respect to any asset, any mortgage, lien, pledge or security interest of any kind in respect of such asset.

“Significant Subsidiary” means any Domestic Regulated Utility Subsidiary: (1) the total assets (after intercompany eliminations) of which exceed 10% of our total assets and the total assets of our subsidiaries or (2) the net worth of which exceeds 10% of the Consolidated Net Worth of us and our subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of us and our subsidiaries. In no event shall “Significant Subsidiary” include any entity that was a Domestic Regulated Utility Subsidiary on December 31, 2020, and as of such date, (1) had total assets (after intercompany eliminations) which were 10% or less of our total assets and the total assets of our subsidiaries at such date or (2) had a net worth which was 10% or less of the Consolidated Net Worth of us and our subsidiaries at such date. As of December 31, 2020, “Significant Subsidiary” includes Entergy Arkansas, LLC, Entergy Louisiana, LLC, Entergy Mississippi, LLC, Entergy Texas, Inc., and System Energy Resources, Inc.

“subsidiary” means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and one or more other subsidiaries. For the purposes of this definition, “voting stock” means stock or other interests (including partnership or limited liability company interests) that ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock or other interests has such voting power by reason of any contingency.

Regulations prohibit or restrict the encumbrance or pledge of public utility assets for the benefit of an associated company. Any pledge of a Significant Subsidiary’s capital stock or other equity interests to secure the senior notes (if required by the above covenant) could require approval of the FERC or the applicable state public utility regulatory commission. Even with a valid pledge of a Significant Subsidiary’s capital stock or other equity interests, foreclosure under the indenture may be subject to applicable regulatory requirements, including approval by each of the FERC and the applicable public utility regulatory commission, if foreclosure or the sale of the pledged Significant Subsidiary’s capital stock or other equity interests may constitute a transfer of control of such Significant Subsidiary. Applicable law gives each of the FERC, and the applicable state public utility regulatory commission(s) broad discretion to define “control” for these purposes, and any such determination would depend upon the facts and circumstances existing at the time. Accordingly, the ability to foreclose on and dispose of capital stock or other equity interests in a Significant Subsidiary may be restricted or delayed by applicable regulatory requirements.

Additional Information

For additional information about the senior notes, see “Description of Senior Notes” in the accompanying prospectus, including:

1. additional information about the terms of the senior notes,

2. general information about the indenture and the trustee, including the ranking of the senior notes,

3. a description of certain restrictions contained in the indenture, and

4. a description of events of default under the indenture.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion describes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of the senior notes applicable to Non-U.S. Holders (as defined below) as of the date hereof. Except where noted, this discussion deals only with senior notes that are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, assets held for investment) by Non-U.S. Holders that purchase the senior notes in the offering at their “issue price,” which will equal the first price at which a substantial amount of the senior notes is sold for money to holders (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The tax treatment of a Non-U.S. Holder may vary depending on the holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to Non-U.S. Holders that may be subject to special tax treatment, such as accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements. In addition, this discussion does not address any aspects of state, local or foreign tax laws.

This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of senior notes that is, for U.S. federal income tax purposes:

•	a nonresident alien individual (but not a U.S. expatriate);

•	a foreign corporation other than a “controlled foreign corporation” or a “passive foreign investment company;”

•	an estate the income of which is not subject to U.S. federal income taxation on a net income basis; or

•

a trust if no court within the U.S. is able to exercise primary supervision over its administration or if no U.S. persons have the authority to control all substantial decisions of the trust, and that does not have a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds senior notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Non-U.S. Holders that are partners of partnerships holding senior notes should consult their tax advisors.

Prospective investors should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning and disposing of the senior notes, including the application and effect of U.S. federal, state, local and foreign tax laws.

United States Federal Withholding Tax

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” the 30% U.S. federal withholding tax that is generally imposed on interest from U.S. sources should not apply to interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on a senior note to a Non-U.S. Holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock;

•	the Non-U.S. Holder is not a bank acquiring the senior notes as an extension of credit entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•

the Non-U.S. Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such Non-U.S. Holder is not a U.S. person (generally by providing a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms).

Special certification and other rules apply to certain Non-U.S. Holders that are pass through entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on the senior notes made to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless that Non-U.S. Holder provides the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the U.S.

In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the senior notes.

United States Federal Income Tax

If a Non-U.S. Holder is engaged in a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, the Non-U.S. Holder maintains a permanent establishment within the U.S.) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, is attributable to that permanent establishment), that Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a U.S. person. In addition, if such Non-U.S. Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” any gain realized on the disposition of a senior note generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the U.S.); or

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

The amount of interest paid on the senior notes to Non-U.S. Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the senior notes may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A Non-U.S. Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the senior notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of senior notes to or through a U.S. office of any broker, as long as the Non-U.S. Holder:

•

has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms, certifying, under penalties of perjury, the Non-U.S. Holder’s status as a non U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non U.S. person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of senior notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of senior notes will be subject to information reporting, but generally not backup withholding, if it is to or through a foreign office of a U.S. broker or a non U.S. broker with certain enumerated connections with the U.S. unless the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Prospective investors should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Accounts Tax Compliance Act

Under sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or “FATCA”) and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to interest payments on the senior notes if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any “substantial United States owners” (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of senior notes, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the senior notes with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled. Proposed Treasury regulations upon which taxpayers and withholding agents are entitled to rely eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of the senior notes. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the senior notes.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of senior notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING

Under the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell each of the underwriters named below, and each of the underwriters has severally, and not jointly, agreed to purchase, the principal amount of senior notes set forth opposite its name below:

Name	Principal Amount of 20 Senior Notes	Principal Amount of 20 Senior Notes
BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC

Total	$	$

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the senior notes if any of the senior notes are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the senior notes may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer the senior notes directly to the public at the prices to public set forth on the cover page hereof and may offer the senior notes to certain securities dealers at such prices less a concession not in excess of     % of the principal amount of the 20     senior notes and     % of the principal amount of the 20     senior notes. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of     % of the principal amount of the 20     senior notes and     % of the principal amount of the 20     senior notes. After the initial offering of the senior notes, the offering prices and other selling terms of the senior notes may from time to time be varied by the underwriters.

The following table shows the underwriting discounts we will pay to the underwriters in respect of this offering:

Per 20 senior note		%
Per 20 senior note		%
Total	$

We estimate that our total expenses for this offering will be approximately $1.9 million, excluding the underwriting discounts.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that the underwriters may be required to make in that respect.

Each series of the senior notes will constitute a new class of securities with no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of senior notes to sell their senior notes or (3) the price at which the holders of senior notes would be able to sell their senior notes. If such a market develops, the senior notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operation, financial condition or prospects. We do not intend to apply for listing of the senior notes on any securities exchange or for inclusion of the senior notes in any automated quotation system.

To facilitate the offering of the senior notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the senior notes. Specifically, they may over-allot in connection with the offering, creating a short position in the senior notes for their own accounts. In addition, to cover over-allotments or to stabilize the prices of the senior notes, the underwriters may bid for, and purchase, the senior notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the senior notes in the offering, if they repurchase previously distributed senior notes in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices for the senior notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

It is expected that delivery of the senior notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the senior notes more than two business days prior to the scheduled settlement date will be required, by virtue of the fact that the senior notes initially will settle in T+3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the senior notes who wish to trade the senior notes more than two business days prior to the scheduled settlement date under this prospectus supplement should consult their own advisors.

Selling Restrictions

No action has been or will be taken in any jurisdiction that would permit a public offering of any of the senior notes, or possession or distribution of this prospectus supplement and the accompanying prospectus or any other offering material, in any country or jurisdiction where action for that purpose is required. Each underwriter shall comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers senior notes or has in its possession or distributes this prospectus supplement and the accompanying prospectus or any other offering material, in all cases, at its own expense.

Notice to Prospective Investors in Canada

The senior notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the senior notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The senior notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the senior notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the senior notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of senior notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of senior notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The senior notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the UK by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the UK by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the UK by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the senior notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the senior notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of senior notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of senior notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are only being distributed to and are only directed at persons who are qualified investors under the UK Prospectus Regulation and who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the ‘‘Order’’), and/or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, and/or (iii) other persons to whom it may lawfully be communicated (all such persons together being referred to as ‘‘relevant persons’’). Any senior notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such senior notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the the FSMA) received by it in connection with the issue or sale of the senior notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the senior notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The senior notes have not been and may not be offered, sold or delivered in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer or invitation to the “public” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, and in the manner as permitted under the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”), or (iii) in other circumstances which do not result in the document constituting a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance. No advertisement, offer, invitation or document relating to the senior notes has been or may be issued, circulated or distributed, or in the possession of any person for the purpose of issue, circulation or distribution (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to senior notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder, or in the manner as permitted under the Securities and Futures Ordinance or the Companies (Winding Up and Miscellaneous Provisions) Ordinance.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed, approved or authorized by any regulatory authority in Hong Kong and this prospectus supplement and the accompanying prospectus have not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement and the accompanying prospectus may not be issued, circulated or distributed in Hong Kong, and the senior notes may not be offered for subscription to members of the public in Hong Kong. Each person acquiring any senior notes will be required to confirm, and is deemed by the acquisition of senior notes, to have confirmed, that he is aware of the restriction on offers of the senior notes described in this prospectus supplement and the accompanying prospectus and that he is not acquiring, and has not been offered any senior notes in circumstances that contravene any such restrictions. Any person in any doubt about the content of this prospectus supplement and the accompanying prospectus is advised to obtain independent professional advice.

Notice to Prospective Investors in Japan

No securities registration statement under Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”) has been filed or will be filed with respect to the solicitation for the purchase of the senior notes in Japan as the offering of the senior notes will be a private placement limited to Qualified Institutional Investors only (and the senior notes may only be transferred to other Qualified Institutional Investors) (a “QII Private Placement”) as set forth in Article 2, Paragraph 3, Item 2(a) of the FIEA. “Qualified Institutional Investor” is defined in Article 2, Paragraph 3, Item 1 of the FIEA and Article 10, Paragraph 1 of the Cabinet Office Ordinance on Definitions under Article 2 of the FIEA (Cabinet Office Ordinance No. 14 of 1993, as amended). Accordingly, each underwriter has represented and agreed that it will not offer or sell any senior notes, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines of Japan in effect at the relevant time. For the purposes of this paragraph, “Japanese person” means any person who is a resident of Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Switzerland

The senior notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the senior notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the senior notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the senior notes may be publicly distributed or otherwise made publicly available in Switzerland.

Certain Relationships

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past, and may in the future, engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. Affiliates of the underwriters are also lenders under our revolving credit facility and dealers under our commercial paper program. Certain of the underwriters or their affiliates may own a portion of the commercial paper to be repaid with the net proceeds of this offering and, therefore, may receive a portion of the net proceeds from this offering.

In addition, in the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and our affiliates. All of the underwriters or their affiliates that have a lending relationship with us or our affiliates routinely hedge and may continue to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the senior notes. Any such credit default swaps or short positions could adversely affect future trading prices of the senior notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

EXPERTS

The consolidated financial statements, and the related financial statement schedule incorporated in this prospectus supplement and the accompanying prospectus by reference from the 2020 Form 10-K, and the effectiveness of Entergy Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

ENTERGY CORPORATION

COMMON STOCK

SENIOR NOTES

JUNIOR SUBORDINATED DEBENTURES

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-4000

We may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.

This prospectus may be used to offer and sell our securities, only if accompanied by the prospectus supplement for those securities. We will provide the specific information about those offerings and the specific terms of those securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is listed on both The New York Stock Exchange and the NYSE Chicago and trades under the symbol “ETR.” Unless otherwise indicated in the applicable prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. This prospectus may be used in connection with any offering of securities through any of those methods or other methods described in supplements to this prospectus. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 16 also provides more information on this topic.

The date of this prospectus is August 22, 2019.

RISK FACTORS

Investing in the securities described herein involves certain risks. In considering whether to purchase the securities being offered by this prospectus, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a “shelf” registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and selling securityholders may sell such securities owned by them from time to time. As allowed by the SEC’s rules, this prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of those securities and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the securities described herein, you can read the exhibits to the registration statement.

ENTERGY CORPORATION

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 30,000 MW of electric generating capacity, including nearly 9,000 MW of nuclear power. We deliver electricity to 2.9 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We had annual revenues of approximately $11 billion in 2018 and nearly 13,700 employees as of December 31, 2018.

We operate primarily through two business segments: Utility and Entergy Wholesale Commodities.

•

The Utility business segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operation of a small natural gas distribution business.

•

The Entergy Wholesale Commodities business segment includes the ownership, operation, and decommissioning of nuclear power plants located in the northern United States and the sale of the electric power produced by our operating plants to wholesale customers. This business also provides services to other nuclear power plant owners and owns interests in non-nuclear power plants that sell the electric power produced by those plants to wholesale customers. Our incorporated documents referenced below include discussion of the operation and planned shutdown and sale of each of the Entergy Wholesale Commodities nuclear power plants.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and therefore we are required to file annual, quarterly and current reports, and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of the offerings contemplated by this prospectus:

1.	our Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Form 10-K”);
2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019; and
3.	our Current Reports on Form 8-K filed January 25, 2019, March 1, 2019, May 7, 2019, and May 30, 2019.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at http://www.entergy.com, or by writing or calling us at the following address:

Mr. Mark G. Otts

Assistant General Counsel – Corporate and Securities

Entergy Services, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-5228

You may also direct your requests via e-mail to motts@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the securities in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities. We will not receive any of the proceeds from the sale of any securities by any selling securityholders.

DESCRIPTION OF COMMON STOCK

The following descriptions of our common stock and the relevant provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws that are filed as exhibits to the registration statement of which this prospectus forms a part. The following also summarizes certain applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and that summary is qualified by reference to the DGCL.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share. As of June 30, 2019, there were 198,686,114 shares of our common stock outstanding.

Dividend Rights

We will pay dividends on our common stock as determined by our board of directors out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or distributions or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends or distributions, loans or advances.

Voting Rights

Holders of common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Unless otherwise required by law, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares represented at a shareholder meeting and entitled to vote on the subject matter shall be the act of the shareholders. At a meeting for the election of directors at which a quorum is present, directors are elected by a majority of votes cast with respect to such director; provided, however, that, if the number of nominees is greater than the number of directors who will be elected, the nominees receiving a plurality of the votes cast will be elected as directors.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our common stock or securities convertible into such shares nor are they liable for future capital calls or to assessments by us.

Listing

Our common stock is listed under the “ETR” symbol on both the New York Stock Exchange and the NYSE Chicago.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, doing business as EQ Shareowner Services.

Certain Anti-Takeover Effects

General. Certain provisions of our certificate of incorporation, bylaws and the DGCL could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our shareholders.

Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future.

Business Combinations. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. The restrictions on business combinations with interested stockholders contained in Section 203 do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our certificate of incorporation nor our bylaws contain a provision electing to “opt-out” of Section 203.

Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our certificate of incorporation and bylaws provide that special meetings of stockholders may only be called by: our board of directors; the Chairman of our board of directors; a majority of the members of the entire Executive Committee of the board of directors; the Chief Executive Officer; or the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Advance Notice Requirements for Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. A stockholder who wishes to bring a matter before a meeting must comply with our advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even in the case that such directors may represent less than a quorum.

DESCRIPTION OF SENIOR NOTES

The following description sets forth the general terms and provisions of the senior debt securities (the “New Senior Notes”) that we may offer by this prospectus. We will describe the particular terms of the New Senior Notes, and provisions that vary from those described below, in one or more prospectus supplements.

We may issue the New Senior Notes from time to time in the future, in one or more series, under an Indenture (for Unsecured Debt Securities) dated as of September 1, 2010, as it has heretofore been supplemented and may be amended or supplemented from time to time (the “indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the officer’s certificate(s) relating to the New Senior Notes. All debt securities issued or to be issued under the indenture, including the New Senior Notes offered by this prospectus, are referred to herein as “senior notes.”

This section of the prospectus contains a summary of certain terms and provisions of the indenture. The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Senior Notes or the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definitions of some of the terms used in the indenture. We also include references in parentheses to some of the sections of the indenture. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Senior Notes described in the applicable prospectus supplement or supplements. The indenture has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the New Senior Notes.

General

The indenture permits us to issue an unlimited amount of senior notes from time to time in one or more series. All senior notes of any one series need not be issued at the same time, and a series may be reopened for issuances of additional senior notes of such series. This means that we may from time to time, without the consent of the existing holders of the New Senior Notes, create and issue further senior notes having the same terms and conditions as a given series of New Senior Notes in all respects, except for issue date, price to public and, if applicable, the initial interest payment on the New Senior Notes. Additional senior notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding senior notes of such series, including, if applicable, the New Senior Notes. As of June 30, 2019, we had $1.85 billion aggregate principal amount of senior notes outstanding under the indenture, excluding $75 million of outstanding senior notes held by one of our subsidiaries.

Terms of Specific Series of the New Senior Notes

A prospectus supplement and any supplemental indenture, board resolution or officer’s certificate relating to any series of New Senior Notes being offered by this prospectus will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	the title of the New Senior Notes;
•	any limit upon the total principal amount of the New Senior Notes;
•	the dates, or the method to determine the dates, on which the principal of the New Senior Notes will be payable and how it will be paid;
•

the interest rate or rates which the New Senior Notes will bear, or how the rate or rates will be determined, the interest payment dates for the New Senior Notes and the regular record dates for interest payments;

•	any right to extend the interest payments for, or the maturity of, the New Senior Notes and the duration of any such extension;
•	the percentage, if less than 100%, of the principal amount of the New Senior Notes that will be payable if the maturity of the New Senior Notes is accelerated;
•	any date or dates on which the New Senior Notes may be redeemed at our option and the terms, conditions and any restrictions on those redemptions;
•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the New Senior Notes;
•	any additions or exceptions to the events of default under the indenture or additions or exceptions to our covenants under the indenture for the benefit of the holders of New Senior Notes;
•	any denominations other than multiples of $1,000 in which the New Senior Notes will be issued;
•

if payments on the New Senior Notes may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

•	any terms pursuant to which the New Senior Notes may be converted into or exchanged for other securities of ours or of another entity;
•	any collateral security for the New Senior Notes; and
•	any other terms of the New Senior Notes not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

We may sell New Senior Notes at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Senior Notes sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Senior Notes at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Senior Notes denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Senior Notes denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the indenture does not contain any provisions that are intended to protect holders of New Senior Notes in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control. The indenture does not limit the incurrence of debt by us or any of our subsidiaries.

In this section, references to “we,” “our” and “us” mean Entergy Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. The New Senior Notes are not obligations of, and will not be guaranteed by, any of our subsidiaries.

Redemption

We will set forth any terms for the redemption of New Senior Notes of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Senior Notes redeemable at the option of the holder of those New Senior Notes, the New Senior Notes will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Indenture, Section 404.) Unless the New Senior Notes are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Senior Notes of any series or any tranche thereof are to be redeemed, the trustee will select the New Senior Notes to be redeemed. (Indenture, Section 403.)

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Senior Notes subject to such notice of redemption will cease to bear interest on the redemption date. (Indenture, Section 405.) We will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Senior Note for redemption. (Indenture, Section 405.) If only part of a New Senior Note is redeemed, the trustee will deliver to the holder of the New Senior Note a new New Senior Note of the same series for the remaining portion without charge. (Indenture, Section 406.)

We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the New Senior Notes. (Indenture, Section 404.)

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, interest on the New Senior Notes payable on each interest payment date will be paid to the person in whose name that New Senior Note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the New Senior Notes remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date if any of the New Senior Notes do not remain in book-entry only form. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Senior Note, other than at maturity, the defaulted interest may be paid to the holder of such New Senior Note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that New Senior Note may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the New Senior Notes at maturity will be payable upon presentation of the New Senior Notes at the corporate trust office of Wells Fargo Bank, National Association, in The City of New York, as our paying agent. We may change the place of payment on New Senior Notes and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion. (Indenture, Section 602.)

As long as the New Senior Notes are registered in the name of DTC, we will pay principal, premium, if any, and interest due on New Senior Notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the New Senior Notes as described under “—Book-Entry Only Securities.”

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, and subject to restrictions related to the issuance of New Senior Notes through DTC’s book-entry system, the transfer of New Senior Notes may be registered, and New Senior Notes may be exchanged for other New Senior Notes of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. We may change the place for registration of transfer and exchange of New Senior Notes and may designate additional places for registration and exchange. (Indenture, Section 602.) No service charge will be made for any transfer or exchange of New Senior Notes. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any New Senior Notes during the 15 days before giving any notice of redemption, (b) any New Senior Note during the 15 days before an interest payment date or (c) any New Senior Note selected for redemption except the unredeemed portion of any New Senior Note being redeemed in part. (Indenture, Section 305.)

Ranking

The New Senior Notes will be our direct unsecured general obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. As of June 30, 2019, we had approximately $3.64 billion (including indebtedness due within one year) of indebtedness outstanding that would have ranked pari passu with the New Senior Notes. The indenture does not limit the amount of debt that may be issued under the indenture or the issuance of any other debt that would rank pari passu with the New Senior Notes. In addition, we issue guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts.

Our ability to meet our financial obligations under the New Senior Notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distributions of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The New Senior Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the New Senior Notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the New Senior Notes would have any claims to those assets. The indenture does not limit the amount of debt or preferred securities that may be issued by our subsidiaries, whether secured or unsecured. As of June 30, 2019, our subsidiaries had approximately $16 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

Defeasance

Subject to certain conditions (including conditions that will be set forth in the officer’s certificate establishing a particular series of New Senior Notes), we will be discharged from our obligations in respect of the New Senior Notes if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the New Senior Notes. (Indenture, Section 701.)

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and it expressly assumes our obligations on all outstanding senior notes, including the New Senior Notes, and under the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding senior notes. (Indenture, Section 1102.) The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

“Event of default” when used in the indenture with respect to any series of senior notes, including the New Senior Notes, means any of the following:

•

failure to pay interest on any senior note of that series for 30 days after it is due and payable, unless we have made a valid extension of the interest payment period with respect to such senior note as provided in the indenture;

•	failure to pay the principal of or any premium on any senior note of that series when due and payable;

•

failure to perform or breach of any other covenant or warranty in the indenture, other than a covenant or warranty that does not relate to that series of securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of at least 33% in aggregate principal amount of the senior notes of that series, unless the trustee, or the trustee and the holders of a principal amount of such senior notes of that series not less than the principal amount of senior notes of that series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of senior notes of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued and written notice of the initiation of such corrective action is given to the trustee within such period;

•	events of bankruptcy, insolvency or reorganization relating to us specified in the indenture; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of senior notes.

(Indenture, Section 801.)

The trustee may withhold notice to the holders of senior notes of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

Acceleration of Maturity

If an event of default applicable to the senior notes of any series but not applicable to other series of outstanding securities occurs and continues, either the trustee or the holders of a majority in aggregate principal amount of the senior notes of such series may then declare the principal amount of all senior notes of such series and interest accrued thereon to be due and payable immediately. However, under the indenture, some senior notes may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These senior notes are defined as “Discount Securities” in the indenture. If an event of default applicable to outstanding senior notes of more than one series exists, either the trustee or the holders of a majority in aggregate principal amount of all senior notes then outstanding of all such series, considered as one class, and not the holders of the senior notes of any one of such series, may declare the principal of all senior notes of all such series and interest accrued thereon to be due and payable immediately. As a consequence of each such declaration with respect to senior notes of any series, the principal amount of, or specified portion thereof in the case of Discount Securities, such securities and interest accrued thereon shall become due and payable immediately. (Indenture, Section 802.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after a declaration of acceleration with respect to the senior notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1) all overdue interest on all senior notes of the series;

(2) the principal of and premium, if any, on any senior notes of the series then outstanding, which have otherwise become due and interest thereon that is currently due;

(3) interest on overdue interest, if any, to the extent payment is lawful; and

(4) all amounts due to the trustee under the indenture; and

•

any other event of default under the indenture with respect to the senior notes of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right. (Indenture, Section 802.)

Control by Holders

Other than its duties in the case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction and not the holders of the senior notes of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

Limitation on Holders’ Right to Institute Proceedings

No holder of senior notes of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default under the indenture;

•

the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has failed to institute any proceeding for 60 days after notice; and

•

no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class;

provided that no holder or holders of senior notes shall have any right in any manner to affect or prejudice the rights of other holders of senior notes of any series or to obtain priority over such other holders. (Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a senior note for payment of the principal, premium, if any, or interest on the senior note on or after the applicable due date. (Indenture, Section 808.)

We have agreed under the indenture to provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of senior notes issued under the indenture, including holders of the New Senior Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the senior notes;

•	to add additional covenants or other provisions for the benefit of the holders of all or any series of senior notes or for us to surrender any right or power under the indenture;

•	to add additional events of default under the indenture for all or any series of senior notes;

•

to change, eliminate or add any provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of senior notes of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of senior notes of such series has been obtained in accordance with the indenture; or

(2) when no senior notes of the affected series remain outstanding under the indenture;

•	to provide collateral security for all but not part of the senior notes;

•	to establish the form or terms of senior notes of any series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer notes and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior notes of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to amend and restate the indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of senior notes of any series in any material respect; or

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of senior notes of any series in any material respect.

(Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the senior notes of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of a majority in aggregate principal amount of the outstanding senior notes of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior note of the series affected. (Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the senior notes of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of senior notes are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any senior note, or reduce the principal amount of any senior note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior note, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding senior notes of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the senior notes of any series, without the consent of the holder of each outstanding senior note affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of senior notes, or modifies the rights of the holders of senior notes of one or more series, will not affect the rights under the indenture of the holders of the senior notes of any other series.

The indenture provides that senior notes owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same senior notes and the holder of every senior note issued upon the registration of transfer of or in exchange of these senior notes. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the senior note. (Indenture, Section 104.)

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of any series of senior notes then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our board of directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

Notices

Notices to holders of New Senior Notes will be given by mail to the addresses of such holders as they may appear in the security register for New Senior Notes. (Indenture, Section 106.)

Title

We, the trustee, and any of our agents or agents of the trustee, may treat the person in whose name New Senior Notes are registered as the absolute owner thereof, whether or not the senior notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The indenture and the New Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

The trustee under the indenture will be Wells Fargo Bank, National Association. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with Wells Fargo Bank, National Association in the ordinary course of our and their business. Wells Fargo Bank, National Association is a lender under our $3.5 billion revolving credit facility.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Senior Notes will trade through DTC. Each series of New Senior Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Senior Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the New Senior Notes within the DTC system must be made through participants, who will receive a credit for the New Senior Notes on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased New Senior Notes. Transfers of ownership in the New Senior Notes are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their New Senior Notes of a series, except if use of the book-entry system for the New Senior Notes of that series is discontinued.

To facilitate subsequent transfers, all New Senior Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Senior Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Senior Notes. DTC’s records reflect only the identity of the participants to whose accounts such New Senior Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of New Senior Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the New Senior Notes, such as redemptions, tenders, defaults and proposed amendments to the indenture. Beneficial owners of the New Senior Notes may wish to ascertain that the nominee holding the New Senior Notes has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the New Senior Notes. If less than all of the New Senior Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Senior Notes of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to New Senior Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Senior Notes are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the New Senior Notes.

Payments of redemption proceeds, principal of, and interest on the New Senior Notes will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the New Senior Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Senior Notes.

DTC may discontinue providing its services as securities depositary with respect to the New Senior Notes at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the New Senior Notes will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Senior Notes. In that event or if an event of default with respect to a series of New Senior Notes has occurred and is continuing, certificates for the New Senior Notes of such series will be printed and delivered. If certificates for such series of New Senior Notes are printed and delivered,

•	those New Senior Notes will be issued in fully registered form without coupons;

•

a holder of certificated New Senior Notes would be able to exchange those New Senior Notes, without charge, for an equal aggregate principal amount of New Senior Notes of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Senior Notes would be able to transfer those New Senior Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

We may issue junior subordinated debentures, in one or more series, under an indenture, between us and the trustee specified therein. The terms of any junior subordinated indenture will be described in a prospectus supplement.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. If authorized by us, the initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder, the number and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement, the number and type of securities to be offered for the securityholder’s account and the amount and (if one percent or more) the percentage of the class to be owned by such securityholder after completion of the offering. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We and any selling securityholder may use a variety of methods to sell the securities offered pursuant to this prospectus on a continuous or delayed basis:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, dealers or agents, the respective amounts offered, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Through Underwriters or Dealers

If underwriters are used in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. If a dealer is used in the sale, the securities will be sold to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the securities to be higher than it would otherwise be if such transactions had not occurred.

Through Agents

We and any selling securityholder may designate one or more agents to sell the securities. Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly

We and any selling securityholder may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

General Information

We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

Unless otherwise specified in the applicable prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange and the NYSE Chicago, the securities will not be listed on a national securities exchange.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in “at-the-market” offerings, and, if we engage in such transactions, we will do so pursuant to the terms of an agreement between us and the underwriters, dealers or agents. If we engage in at-the-market sales pursuant to a distribution or similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

We may have agreements to indemnify agents, underwriters and dealers against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the 2018 Form 10-K, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the securities and certain legal matters with respect to the offering of the securities will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to the offering of the securities will be passed upon for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents our affiliates in connection with various matters.